EXHIBIT 99.1

The Steak n Shake Company Announces Update of Business Trends and Resets Annual Meeting Date

INDIANAPOLIS, March 12, 2009 -- The Steak n Shake Company (NYSE: SNS - News) today announced its comparable store traffic and sales thus far in its second quarter of fiscal 2009, which will end on April 8, 2009.  (There are four periods in the second quarter.)

Quarter-to-Date (December 18, 2008-March 11, 2009)

Customer Traffic +6.2%
Same Store Sales +1.8%

(Comparable store sales represent sales associated with only those restaurants in operation for at least eighteen months.)

Management does not believe comparable store sales constitute the main, exclusive, or most important metric to measure results. However, these numbers call attention to long-term traffic trends as a pertinent gauge useful in evaluating the business. Thus far, management is pleased with its progress in its efforts to turn around the company. Notwithstanding, management’s long-term goal is to sustain increases in customer traffic along with maximizing free cash flow — to attain its ultimate objective, maximizing the per-share intrinsic value of the company.

Annual Meeting of Shareholders

The company plans to communicate with shareholders at its upcoming Annual Meeting of Shareholders now set for April 24, 2009 at 1:30 p.m. E.S.T. (Previously, the date was April 3, 2009.) The meeting will take place in the Vienna Ballroom at the Conrad Hotel, 50 West Washington Street, Indianapolis, Indiana. The company will send additional details in the proxy statement, which shortly will be filed and distributed. To ensure that all interested parties are accommodated, the company asks that shareholders, analysts, and media planning to attend reserve a seat at rsvp@steaknshake.com.

About Steak n Shake

Steak n Shake, founded in 1934, is a classic American brand, serving premium burgers and milkshakes through its chain of 490 restaurants.

Forward Looking Statements

This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Steak n Shake cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Steak n Shake does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Steak n Shake and its business can be found in the company’s filings with the SEC.

Contact: Duane Geiger
(317) 633-4100